Exhibit 99.1

ZOLL Medical Corporation Announces Annual Results

~Record Annual Revenues ~

CHELMSFORD, Mass.--(BUSINESS WIRE)--November 18, 2010--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that fiscal 2010 revenues were $444.0 million, compared to fiscal 2009 revenues of $385.2 million, an increase of 15%. Revenue results reflected a positive foreign exchange impact of $5 million, approximately half of which related to the Canadian Dollar, compared to fiscal 2009. The results include approximately $18.9 million of revenue derived from our new Temperature Management business, whose assets were acquired from Alsius Corporation in May 2009. Net income for the year was $18.9 million, compared to $9.6 million in the prior year. Diluted earnings per share were $0.87, compared to $0.45 in the prior year. Backlog at the end of the year was approximately $14 million, as compared to $20 million at the end of the prior fiscal year and $14 million at the end of Q3 2010.

Annual sales to the North American market increased 14% to $328.0 million, compared to $287.6 million for the prior year. Sales to the North American hospital market increased 11% to $103.9 million, compared to $93.3 million last year. Excluding U.S. Military sales, North American hospital sales increased 18% from $68.6 million to $81.1 million. U.S. Military sales were $22.7 million, compared to $24.7 million in the prior year period. Sales to the North American pre-hospital market increased 16% to $199.0 million, compared to $171.2 million in the prior year. International revenues increased by 19% to $116.0 million, compared to $97.6 million last year. Total LifeVest® revenues increased 61% to $70.7 million compared to $43.9 million last year. Total AutoPulse® sales increased 5% to $17.5 million for the year, compared to $16.7 million in the prior year.

Fourth quarter revenues increased 12% to $120.4 million, compared to revenues in the fourth quarter of last year of $107.9 million. Net income was $7.2 million for the quarter, an increase of 112% compared to $3.4 million in the prior year. Diluted earnings per share were $0.33, compared to $0.16 in the prior year.

Fourth quarter sales to the North American market were $89.7 million, an increase of 13% compared to $79.1 million for the prior-year period. Sales to the North American hospital market increased 3% to $29.9 million, compared to $28.9 million in the fourth quarter of last year. Excluding the U.S. Military, sales to the North American hospital market increased 5% to $21.0 million, compared to $20.0 million in the prior-year quarter. Sales to the U.S. Military were $8.9 million, consistent with the fourth quarter in the prior year. Sales to the North American pre-hospital market increased 20% to $53.5 million compared to $44.5 million in the same period last year. International sales increased 7% to $30.7 million, compared to $28.8 million in the fourth quarter last year. Total LifeVest revenues increased 64% to $21.2 million. Total AutoPulse sales increased 28% to $5.3 million, compared to $4.1 million in the same period of last year.

Gross margin for the fourth quarter was 55%, compared to 50% in the fourth quarter of fiscal 2009. The increase primarily reflected improved pricing in the North American core defibrillator business and an increased mix of LifeVest revenue.

Commenting on the year, Richard A. Packer, Chief Executive Officer of ZOLL, stated, “We were pleased with the growth we achieved throughout the year both on top-line revenue and bottom-line profitability. Our LifeVest revenue continues to experience high growth and contribute increased profitability to our consolidated results. Temperature Management, although still in investment mode, is adding another growth engine to our Company. Our core business continues to make progress in the U.S. despite continuing market softness due to spending constraints. Our International results were strong with growth from both defibrillator and AutoPulse sales. In addition, although still at the beginning, we are making progress internationally with our LifeVest and Temperature Management products.”

Mr. Packer added, “We saw growth in the core North American hospital business as that market is slowly recovering. The Military delivered solid revenue this year and with our new Propaq® MD product shipping, we are excited about the potential from this market. As we noted in separate releases this morning, we are winning important business with this product both in the U.S. and internationally. While we continue to remain cautious concerning the 2011 North American EMS marketplace as the spending environment remains soft, the Propaq MD will help us penetrate the air medical portion of this market.”

Mr. Packer observed, “Internationally, we were pleased to see broad-based growth across all our major markets. We are particularly pleased with the traction we are gaining with our AutoPulse product.”

Mr. Packer concluded, “We were pleased to complete the year slightly ahead of the plan we laid out. We look forward to continued growth driven by our LifeVest and Temperature Management businesses. We also expect our rate of profitability to improve as our core business further stabilizes and our business mix improves. We expect to continue progress towards our goal of getting our long-term operating profitability into the mid-teens.”

ZOLL will host a conference call on Thursday, November 18, 2010 at 10:30 a.m. EST to discuss its fourth quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and related software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company for the past three years, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 11, 2010. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2010 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, AED Plus, AED Pro, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

(Financial Results to Follow)

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 3, 2010	September 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$59,058	$51,061
Short-term investments	3,203	7,583
Accounts receivable, net	99,543	80,535
Inventory	69,958	69,700
Prepaid expenses and other current assets	24,649	21,240
Total current assets	256,411	230,119
Property and equipment, net	49,923	40,640
Other assets, net	124,436	100,195
	$430,770	$370,954
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$22,801	$20,036
Accrued expenses and other liabilities	94,391	70,360
Total liabilities	117,192	90,396
Total stockholders’ equity	313,578	280,558
	$430,770	$370,954

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 3, 2010	September 27, 2009	October 3, 2010	September 27, 2009
Net sales	$120,393	$107,868	$443,989	$385,185
Cost of goods sold	53,876	54,300	202,518	187,840
Gross profit	66,517	53,568	241,471	197,345
Expenses:
Selling and marketing	33,832	30,562	130,869	113,891
General and administrative	9,566	8,724	37,539	32,366
Research and development	11,706	10,626	45,931	39,474
Total expenses	55,104	49,912	214,339	185,731
Income from operations	11,413	3,656	27,132	11,614
Other income	576	1,066	924	1,768
Income before taxes	11,989	4,722	28,056	13,382
Tax expense	4,773	1,324	9,137	3,818
Net income	$7,216	$3,398	$18,919	$9,564
Earnings per share:
Basic	$0.34	$0.16	$0.88	$0.45
Diluted	$0.33	$0.16	$0.87	$0.45
Weighted average common shares:
Basic	21,502	21,090	21,384	21,078
Diluted	21,875	21,264	21,713	21,217

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer